Dated May 2, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate/Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	May 2, 2006
Settlement Date (Original Issue Date):	May 4, 2006
Maturity Date:	May 4, 2010
Principal Amount:	US$1,000,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.20%
All-in Price:	99.80%
Net Proceeds to Issuer:	US$998,000,000

Fixed Rate Provisions
Fixed Rate Period:	May 4, 2006 to but excluding May 4, 2007
Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF
Yield:	5.387%
Spread to Benchmark:	Plus 0.06%
Re-Offer Yield:	5.447%

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Dated May 2, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Fixed Interest Rate:	5.447%
Fixed Rate Interest Payment Date:	May 4, 2007
Day Count Convention:	Actual/360

Floating Rate Provisions
Floating Rate Period:	May 4, 2007 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.06%
Index Maturity:	One Month
Index Payment Period:	Monthly
Floating Rate Interest Payment Dates:	Monthly on the 4th day of each month, commencing on June 4, 2007, ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to May 4, 2007 based on one month USD LIBOR plus 0.06%
Interest Reset Periods and Dates:	Monthly on each Floating Rate Interest Payment Date
Interest Determination Dates:	Monthly, two London business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable

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Dated May 2, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962GW67
ISIN:	Not Applicable
Common Code:	Not Applicable
Other:	Not Applicable

Additional Terms:

Interest

Interest on the Notes for the period from and including May 4, 2006 to but excluding May 4, 2007 (the "Fixed Rate Period") will be payable in U.S. Dollars on May 4, 2007 (the "Fixed Rate Interest Payment Date"). During the Fixed Rate Period, the interest on the Notes will be equal to 5.447% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual/360 basis (based upon the actual number of days elapsed in each month in a 360 day year of twelve 30 day months).

Interest on the Notes for the period from and including May 4, 2007 to but excluding the Maturity Date (the "Floating Rate Period") will be payable in U.S. Dollars monthly, in arrears, on the 4th day of each month, commencing June 4, 2007 (each a "Floating Rate Interest Payment Date"). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of one month USD LIBOR (Telerate) plus 0.06%. The initial floating rate will be determined two London Business Days prior to May 4, 2007 based on one month USD LIBOR (Telerate) plus 0.06%. During the Floating Rate Period, the interest rate will be reset monthly on each Floating Rate Interest Payment Date (the "Interest Reset Date"), and will be determined monthly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for LIBOR Notes in the prospectus of the Issuer dated March 29, 2006, as supplemented by the prospectus supplement of the Issuer dated March 29, 2006, under "DESCRIPTION OF NOTES - Interest and Interest Rates - Floating Rate Notes - How Interest is Calculated."

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Dated May 2, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the Underwriter equal to 0.10% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.